Exhibit 3.966

FILED in the Office of the Secretary of State of Texas OCT 29 1997 Corporations Section
ARTICLES OF ORGANIZATION
OF
TOTAL ROLL-OFFS, L.L.C.
1.	The name of the limited liability company is Total Roll-Offs, L.L.C.

2.	The period of duration shall be thirty (30) years from the date of filing with the Secretary of State.

3.	The purpose for which the limited liability company shall be organized shall be the transaction of any or all lawful business for which a limited liability company may be organized.

4.	The address of its principal place of business in Texas shall be 2400 South Market Street, Brenham, Texas 77833.

5.	The registered office address shall be 2345 Bellefontaine, Texas 77030.

6.	The initial registered agent shall be Charles C. Gregory III. The registered agent’s address is 2345 Bellefontaine, Houston, Texas 77030.

7.	The limited liability company shall be managed by a manager and the manager’s name is:

Jodi Whisnat 2400 S. Market Street Brenham, Texas 77833,

who shall serve as manager until the first annual meeting of the members.

who shall serve as manager until the first annual meeting of the members.

8.	The organizer is Charles C. Gregory, III, Attorney at Law, 2345 Bellefontaine, Houston, Texas 77030.

/s/ Charles C. Gregory, III
Charles C. Gregory, III
Attorney at Law